EXHIBIT 99.1

STRYKER ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

ASCENT HEALTHCARE SOLUTIONS

Kalamazoo, Michigan - November 30, 2009 -- Stryker Corporation (NYSE:SYK) today announced a definitive agreement to acquire privately held Ascent Healthcare Solutions, Inc. the market leader in the reprocessing and remanufacturing of medical devices in the U.S.

Under the terms of the agreement, Stryker will acquire Ascent Healthcare Solutions for $525 million in an all cash transaction. The closing is conditioned on the expiration or termination of all applicable waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The board of directors of Stryker and the board of directors and shareholders of Ascent Healthcare Solutions have approved the transaction.

Ascent Healthcare Solutions was formed through the 2005 merger of Vanguard Medical Concepts and Alliance Medical Corporation, two leading players in the reprocessing and remanufacturing of medical devices. With two state of the art reprocessing facilities in Phoenix, Arizona and Lakeland, Florida, Ascent currently provides its services to 1,800 leading hospitals and numerous Group Purchasing Organizations throughout North America. Ascent's market leadership position has been driven by its broad product offering, which includes cardiovascular, orthopaedics, gastroenterology and general surgery devices that must comply with the U.S. Food and Drug Administration's 510(k) and Quality System Regulation (QSR) requirements. With over 900 team members, Ascent achieved sales in 2008 in excess of $100 million.

"The acquisition of Ascent Healthcare Solutions with its talented team will enhance our value proposition to hospitals and healthcare providers," said Stephen P. MacMillan, Stryker's Chief Executive Officer. "Conducted in accordance with FDA regulations, reprocessing and remanufacturing is one of the most impactful programs in use at hospitals, allowing for significant costs savings to the healthcare system.  Additionally, Ascent's programs allow its partner hospitals to divert thousands of pounds of medical waste from landfills while simultaneously redirecting substantial financial resources to patient care quality initiatives."  The business will become a division of Stryker operating under the MedSurg group of businesses and will continue to be known as Ascent Healthcare Solutions.

The transaction, which is expected to close by year end 2009, is expected to be neutral to Stryker's 2010 earnings per share and accretive thereafter.

About Stryker
Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

About Ascent Healthcare Solutions
Ascent Healthcare Solutions was formed in December, 2005 through the merger of Alliance Medical Corporation, based in Phoenix, Arizona and Vanguard Medical Concepts, based in Lakeland, Florida. The Company's services include reprocessing and remanufacturing medical devices. The company is headquartered in Phoenix, Arizona, with production facilities in both Lakeland, Florida and Phoenix, Arizona. Ascent employs approximately 900 individuals in these two locations and throughout the United States.

Contacts
For investor relations inquiries, please contact:

Katherine Owen, Vice President, Strategy and Investor Relations of Stryker Corporation,
269-385-2600

For media inquiries please contact:
Gabrielle Zucker, Kwittken & Company, 646-747-7143 or stryker@kwitco.com